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Exhibit 5.3

December 2, 2020

TC Energy Corporation
450 – First Street S.W.
Calgary, Alberta, Canada, T2P 5H1

Ladies and Gentlemen:

        We hereby consent to the references to this firm under the captions "Legal Matters" and "Documents Filed as Part of the Registration Statement" in the prospectus included as part of the registration statement on Form F-10 (Registration No. 333-250988) of TC Energy Corporation.

        In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP

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  Exhibit 5.3